                                                                   EXHIBIT 10.76

December 24, 2002

Beverly Enterprises - Washington, Inc.
1000 Beverly Way
Fort Smith, Arkansas 72919

                  Re:    $5,000,000 Term Loan

Ladies and Gentlemen:

         BANK OF AMERICA, N.A. (the "Lender") is pleased to make available to BEVERLY ENTERPRISES - WASHINGTON, INC., a California corporation (the "Borrower"), a term loan on the terms and subject to the conditions set forth below. Terms not defined herein have the meanings assigned to them in Exhibit A hereto.

1.       THE LOAN.

         (a) THE LOAN. Subject to the terms and conditions set forth herein, the Lender agrees to make available to the Borrower on the date hereof a term loan (the "Loan") in an aggregate ---- principal amount of $5,000,000. Once repaid, the Loan may not be reborrowed.

         (b) BORROWINGS, CONVERSIONS, CONTINUATIONS. The Borrower may request that the Loan be (i) made as or converted to a Base Rate Loan by irrevocable notice to be received by the Lender not later than 11:00 a.m. on the Business Day of the borrowing or conversion, or (ii) made or continued as, or converted to, a Eurodollar Rate Loan by irrevocable notice to be received by the Lender not later than 11:00 a.m. three Business Days prior to the Business Day of the borrowing, continuation or conversion. If the Borrower fails to give a notice of conversion or continuation prior to the end of any Interest Period in respect of any Eurodollar Rate Loan, the Borrower shall be deemed to have requested that such Loan be converted to a Base Rate Loan on the last day of the applicable Interest Period. If the Borrower requests that a Loan be continued as or converted to a Eurodollar Rate Loan, but fails to specify an Interest Period with respect thereto, the Borrower shall be deemed to have selected an Interest Period of one month. Notices pursuant to this Paragraph 1(b) may be given by telephone if promptly confirmed in writing.

                  Each Eurodollar Rate Loan and each Base Rate Loan shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. There shall not be more than two different Interest Periods in effect at any time.

         (c) INTEREST. At the option of the Borrower, the Loan shall bear interest at a rate per annum equal to (i) the Eurodollar Rate plus the Applicable Margin; or (ii) the Base Rate plus the Applicable Margin. Interest on a Base Rate Loan when the Base Rate is determined by the Lender's "prime rate" shall be calculated on the basis of a year of 365 or 366 days and actual days elapsed. All other interest hereunder shall be calculated on the basis of a year of 360 days and actual days elapsed.

                  The Borrower promises to pay interest (i) for each Eurodollar Rate Loan, (A) on the last day of the applicable Interest Period, and, if the Interest Period is longer than three months, on the respective dates that fall every three months after the beginning of the Interest Period, and (B) on the date of any conversion of such Loan to a Base Rate Loan; (ii) for each Base Rate Loan, on the last Business Day of each calendar quarter; and (iii)


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Beverly Enterprises - Washington, Inc.
December 24, 2002
Page 2


                  for each Base Rate Loan and Eurodollar Rate Loan, on the Maturity Date. If the time for any payment is extended by operation of law or otherwise, interest shall continue to accrue for such extended period.

                  After the date any principal amount of the Loan is due and payable (whether on the Maturity Date, upon acceleration or otherwise), or after any other monetary obligation hereunder shall have become due and payable (in each case without regard to any applicable grace periods), the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the Base Rate plus 2%. Furthermore, while any Event of Default exists, the Borrower shall pay interest on the principal amount of the Loan at a rate per annum equal to the Base Rate plus 2%. Accrued and unpaid interest on past due amounts shall be payable on demand.

                  In no case shall interest hereunder exceed the amount that the Lender may charge or collect under applicable law.

         (d) EVIDENCE OF THE LOAN. The Loan and all payments thereon shall be evidenced by the Lender's loan accounts and records; provided, however, that upon the request of the Lender, the Loan may be evidenced by a promissory note in the form of Exhibit B hereto in addition to such loan accounts and records. Such loan accounts, records and promissory note shall be conclusive absent manifest error of the amount of the Loan and payments thereon. Any failure to record the Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loan.

         (e) REPAYMENT. The Borrower promises to pay the outstanding principal amount of the Loan in six (6) consecutive quarterly installments as follows, unless accelerated sooner pursuant to paragraph 5:

        PAYMENT DATES                  PAYMENT AMOUNT
        -------------                  --------------
        March 31, 2003,                 $833,333.33
        June 30, 2003,
        September 30, 2003,
        December 31, 2003
        and March 31, 2004

        Maturity Date                   $833,333.35


                  The Borrower shall make all payments required hereunder not later than 2:00 p.m. on the date of payment in same day funds in Dollars at the office of the Lender located at 101 North Tryon Street, Charlotte, North Carolina 28255 or such other address as the Lender may from time to time designate in writing.


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Beverly Enterprises - Washington, Inc.
December 24, 2002
Page 3


                  All payments by the Borrower to the Lender hereunder shall be made to the Lender in full without set-off or counterclaim and free and clear of and exempt from, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof. The Borrower shall reimburse the Lender for any taxes imposed on or withheld from such payments (other than taxes imposed on the Lender's income, and franchise taxes imposed on the Lender, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof).

         (g)      PREPAYMENTS.

                           (i) Optional. The Borrower may, upon three Business
                  Days' notice, in the case of a Eurodollar Rate Loan, and upon same-day notice in the case of a Base Rate Loan, prepay the Loan on any Business Day; provided that the Borrower pays all Breakage Costs (if any) associated with such prepayment on the date of such prepayment. Prepayments of a Eurodollar Rate Loan must be accompanied by a payment of interest on the amount so prepaid. Prepayments of a Eurodollar Rate Loan must be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Prepayments of a Base Rate Loan must be in a principal amount of $1,000,000 or, if less, the entire principal amount thereof then outstanding.

                           (ii) Mandatory. At the Lender's option, the Loan and
                  all other sums outstanding hereunder and under the other Loan Documents, including all interest thereon, shall be immediately due and payable upon the occurrence of either of the following events: (A) the replacement, restatement or refinancing of the Parent Credit Agreement or (B) any sale, transfer or other disposition of all or substantially all of the Collateral.

2.       CONDITIONS PRECEDENT.

(a) CONDITIONS PRECEDENT TO THE LOAN. As a condition precedent to the Loan hereunder, the Lender must receive the following from the Borrower in form and substance satisfactory to the Lender:

                  (i) the enclosed duplicate of this Agreement duly executed and delivered on behalf of the Borrower;

                  (ii) a certified borrowing resolution or other evidence of the Borrower's authority to borrow;

                  (iii)    a certificate of incumbency;

                  (iv) if requested by the Lender, a promissory note as contemplated in Paragraph 1(d) above;


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Beverly Enterprises - Washington, Inc.
December 24, 2002
Page 4


                  (v) an executed and notarized Mortgage, together with UCC financing statements, a real estate title insurance policy, a survey and an environmental report, in each case as required by the Lender;

                  (vi)     an executed Parent Guaranty;

                  (vii) a certificate of insurance naming the Lender as loss payee and/or additional insured, as applicable; and

                  (viii) such other documents and certificates (including legal opinions of counsel to the Borrower and the Parent) as the Lender may reasonably request.

         (b) CONDITIONS TO EACH CONTINUATION AND CONVERSION. As a condition precedent to each continuation and conversion of the
                  Loan:

                  (i) The Borrower must furnish the Lender with, as appropriate, a notice of continuation and conversion;

                  (ii) each representation and warranty set forth in Paragraph 3 below shall be true and correct in all material respects as if made on the date of such continuation and conversion; and

                  (iii) no Default shall have occurred and be continuing on the date of such continuation and conversion.

                  Each notice of continuation and conversion shall be deemed a representation and warranty by the Borrower that the conditions referred to in clauses (ii) and (iii) above have been met.

3. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants that:

         (a)      EXISTENCE AND QUALIFICATION; POWER; COMPLIANCE WITH LAWS. It
                  (i) is a corporation duly organized or formed, validly existing and in good standing under the laws of the state of its organization or formation, (ii) has the power and authority and the legal right to (A) own and operate its properties, to lease the properties it operates and to conduct its business and (B) execute, deliver and perform its obligations under the Loan Documents, (iii) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (iv) is in compliance with all laws (included tax laws), except in each case referred to in clause (iii) or clause (iv), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

         (b) POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. The execution, delivery and performance of this Agreement and the other Loan Documents by the Borrower are within its powers and have been duly authorized by all necessary action, and this Agreement is and the other Loan Documents, when executed, will be legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective


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Beverly Enterprises - Washington, Inc.
December 24, 2002
Page 5


                  terms. The execution, delivery and performance of this Agreement and the other Loan Documents are not in contravention of law or of the terms of the Borrower's organic documents and will not result in the breach of or constitute a default under, or result in the creation of a lien under any indenture, agreement or undertaking to which the Borrower is a party or by which it or its property may be bound or affected. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document except for mortgage filings and financing statement filings to perfect the security interest of the Lender.

         (c) NO MATERIAL ADVERSE EFFECT. Since December 31, 2001, there has been no event or circumstance that has or could reasonably be expected to have a Material Adverse Effect.

         (d) NO MATERIAL LITIGATION. Except as disclosed in the Parent's 10-K filed for the period ending December 31, 2001, no litigation or governmental proceeding is pending or, to the best knowledge of the Borrower, threatened by or against the Borrower or the Parent which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

         (e)      NO DEFAULT.  No Default has occurred and is continuing.

         (f) USE OF PROCEEDS. The proceeds of the Loan will be used solely for general business purposes and in accordance with requirements of law, and will not be used, directly or indirectly, immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

         (g) ENVIRONMENTAL MATTERS. All facilities owned or leased by the Borrower or its Subsidiaries have been and continue to be in material compliance with all material environmental laws and regulations.

4. COVENANTS. So long as principal of and interest on the Loan or any other amount payable hereunder or under any other Loan Document remains unpaid or unsatisfied:

         (a)      INFORMATION.  The Borrower shall deliver to the Lender:

                  (i) within 90 days after the end of its fiscal year, an operating statement and balance sheet of the Borrower (which shall not be required to be prepared in accordance with GAAP) and within 90 days after the end of its fiscal year, an operating statement of the of the Borrower regarding the operations of the facility encumbered by the Mortgage. Each such financial statement shall accurately reflect the financial position of the Borrower or such facility, as applicable, in all material respects.


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Beverly Enterprises - Washington, Inc.
December 24, 2002
Page 6


                  (ii) promptly upon the Borrower's obtaining knowledge of any Default, a certificate of the chief financial officer of the Borrower setting forth the details thereof and any action that the Borrower is taking or proposes to take with respect thereto;

                  (iii) promptly upon the Borrower's obtaining knowledge thereof, notice of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect (including litigation and environmental matters); and

                  (iv) from time to time such additional information regarding the financial condition or business of the Borrower and its Subsidiaries as the Lender may reasonably request.

         (b) OTHER AFFIRMATIVE COVENANTS. The Borrower shall, and shall cause each of its Subsidiaries to:

                  (i) preserve and maintain all of its rights, privileges, and franchises necessary or desirable in the normal conduct of its business;

                  (ii) comply with the requirements of all applicable laws, rules, regulations, and orders of governmental authorities;

                  (iii) pay and discharge when due all taxes, assessments, and governmental charges or levies imposed on it or on its income or profits or any of its property, except for any such tax, assessment, charge, or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

                  (iv) maintain all of its properties owned or used in its business in good working order and condition ordinary wear and tear excepted;

                  (v) permit representatives of the Lender, during normal business hours, to examine, copy, and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, directors, and accountants;

                  (vi)     comply with its material contractual obligations; and

                  (vii) maintain insurance in such amounts, with such deductibles, and against such risks as is customary for similarly situated businesses and otherwise in compliance with the Mortgage.

         (c) NEGATIVE COVENANTS. The Borrower shall not, nor shall it permit any of its Subsidiaries to:

                           (i) after the date hereof, create, incur, assume or suffer to exist any other indebtedness or guaranty obligation, except (A) trade debt incurred in the ordinary course of business and (B) purchase money indebtedness to


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Beverly Enterprises - Washington, Inc.
December 24, 2002
Page 7


                                    finance the purchase of fixed assets in an aggregate principal amount not to exceed $250,000;

                           (ii) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than liens securing purchase money indebtedness permitted to be incurred hereunder; or

                           (iii) make any disposition (including pursuant to a sale and leaseback transaction) of any or all of the Collateral, other than the disposition of machinery and equipment no longer used or useful in the conduct of the Borrower's business.

5.       EVENTS OF DEFAULT.  The following are "Events of Default:"

         (a) The Borrower fails to pay any principal of the Loan as and on the date when due; or

         (b) The Borrower fails to pay any interest on the Loan, or any portion thereof, within three days after the date when due; or the Borrower fails to pay any other fee or amount payable to the Lender under any Loan Document, or any portion thereof, within five days after the date due; or

         (c) The Borrower fails to perform or observe any term, covenant or agreement contained in Paragraph 4(c)hereof; or

         (d) The Borrower fails to perform or observe any other covenant or agreement (not specified above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the Borrower becoming aware of such failure or (ii) the Lender notifying the Borrower of such failure; or

         (e) Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

         (f) The Borrower or any of its Subsidiaries (i) fails to make any payment in respect of any indebtedness (other than indebtedness hereunder) or guaranty obligation having an aggregate principal amount in excess of $500,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), or (ii) fails to observe or perform any other agreement or condition relating to any such indebtedness or guaranty obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such guaranty obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such indebtedness to be demanded or become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or


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Beverly Enterprises - Washington, Inc.
December 24, 2002
Page 8


                  redeem such indebtedness to be made, prior to its stated maturity, or such guaranty obligation to become payable or cash collateral in respect thereof to be demanded. For purposes of this clause (f), "indebtedness" shall not include trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof); or

         (g) The Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding under Debtor Relief Laws, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Borrower or such Subsidiary and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under Debtor Relief Laws relating to the Borrower or any Subsidiary or to all or any material part of the Borrower's or such Subsidiary's property is instituted without the consent of the Borrower or such Subsidiary and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

         (h) The Borrower is unable or admits in writing its inability or fails generally to pay its debts as they become due; or

         (i) A final judgment against the Borrower or any of its Subsidiaries is entered for the payment of money in excess of $500,000 (to the extent not covered by insurance by a carrier that has not denied coverage and has the ability to perform) and such judgment remains unsatisfied without procurement of a stay of execution within 30 calendar days after the date of entry of judgment; or

         (j) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Lender or satisfaction in full of all the indebtedness hereunder, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or the Borrower or the Parent denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

         (k)      A Change of Control occurs;

         (l) The failure of the Parent to comply with the Incorporated Covenants (as defined in the Parent Guaranty); or

         (m) The occurrence of an Event of Default (as defined in the Parent Credit Agreement as in effect on the date hereof).

         Upon the occurrence of an Event of Default, the Lender may declare all sums outstanding hereunder and under the other Loan Documents, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided, however, that upon the occurrence of an actual or deemed entry of an order for


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Beverly Enterprises - Washington, Inc.
December 24, 2002
Page 9


         relief with respect to the Borrower under the Bankruptcy Code of the United States of America, all sums outstanding hereunder and under each other Loan Document, including all interest thereon, shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

6.       MISCELLANEOUS.

         (a) All references herein and in the other Loan Documents to any time of day shall mean the local (standard or daylight, as in effect) time of Charlotte, North Carolina.

         (b)      The Borrower shall be obligated to pay all Breakage Costs.

         (c) If at any time the Lender, in its sole discretion, determines that (i) adequate and reasonable means do not exist for determining the Eurodollar Rate, or (ii) the Eurodollar Rate does not accurately reflect the funding cost to the Lender of making Eurodollar Rate Loans, the Lender's obligation to make or maintain Eurodollar Rate Loans shall cease for the period during which such circumstance exists.

         (d) The Borrower shall reimburse or compensate the Lender, upon demand, for all costs incurred, losses suffered or payments made by the Lender which are applied or reasonably allocated by the Lender to the transactions contemplated herein (all as determined by the Lender in its reasonable discretion) by reason of any and all future reserve, deposit, capital adequacy or similar requirements against (or against any class of or change in or in the amount of) assets, liabilities or commitments of, or extensions of credit by, the Lender; and compliance by the Lender with any directive, or requirements from any regulatory authority, whether or not having the force of law.

         (e) No amendment, waiver or other modification of any provision of this Agreement or of any other Loan Document shall be effective unless such amendment, waiver or modification shall be in writing and signed by the Borrower and the Lender, and any such amendment, waiver or modification shall then be effective only for the period and on the conditions and for the specific instance specified in such writing. No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

         (f) Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to the address provided from time to time by such party. Any such notice or other communication sent by overnight courier service, mail or telecopy shall be effective on the earlier of actual receipt and (i) if sent by overnight courier service, the scheduled delivery date, (ii) if sent by mail, the fourth Business Day after deposit in the U.S. mail first class postage prepaid, and (iii) if sent by telecopy, when transmission in legible form is complete. All notices and other communications sent by the other means listed in the first sentence of this paragraph shall be effective upon receipt. Notwithstanding anything to the contrary contained herein, all


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Beverly Enterprises - Washington, Inc.
December 24, 2002
Page 10


                  notices (by whatever means) to the Lender pursuant to Paragraph 1(b) hereof shall be effective only upon receipt. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified in writing by such Person for such purpose, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

                  The Lender shall be entitled to rely and act upon any notices (including telephonic notices of borrowings, conversions and continuations) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender, its affiliates and the officers, directors, employees, agents and attorneys-in-fact of the Lender and such affiliates from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrower hereby consents to such recording.

         (g) This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights and obligations hereunder. The Lender may at any time (i) assign all or any part of its rights and obligations hereunder to any other Person with the consent of the Borrower, such consent not to be unreasonably withheld, provided that no such consent shall be required if the assignment is to an affiliate of the Lender or if a Default exists, and (ii) grant to any other Person participating interests in all or part of its rights and obligations hereunder without notice to the Borrower. The Borrower agrees to execute any documents reasonably requested by the Lender in connection with any such assignment. All information provided by or on behalf of the Borrower to the Lender or its affiliates may be furnished by the Lender to its affiliates and to any actual or proposed assignee or participant.

         (h) The Borrower shall pay the Lender, on demand, all reasonable out-of-pocket expenses and legal fees (including the allocated costs for in-house legal services) incurred by the Lender in connection with any instruments or agreements executed in connection herewith or, to the extent permitted by applicable law, the enforcement of this Agreement.

         (i) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Lender, its affiliates, and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including fees, disbursements and expenses of counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions

Beverly Enterprises - Washington, Inc.
December 24, 2002
Page 11


                  contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). The agreements in this Paragraph 6(i) shall survive the repayment, satisfaction or discharge of all the other Obligations. All amounts due under this Paragraph 6(i) shall be payable within ten Business Days after demand therefor.

         (j) If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         (k) This Agreement may be executed in one or more counterparts, and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

         (l) This Agreement and the other Loan Documents are governed by, and shall be construed in accordance with, the laws of the State of New York and the applicable laws of the United States of America. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court and each state court in the City of New York for the purposes of all legal proceedings arising out of or relating to any of the Loan Documents or the transactions contemplated thereby. The Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address set forth beneath its signature hereto. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Beverly Enterprises - Washington, Inc.
December 24, 2002
Page 12


         (m) THE BORROWER AND THE LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         (n) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Beverly Enterprises - Washington, Inc.
December 24, 2002
Page 13


         Please indicate your acceptance of the Loan on the foregoing terms and conditions by returning an executed copy of this Agreement to the undersigned.


                                            BANK OF AMERICA, N.A.


                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------


Accepted and Agreed to as of the date first written above:


BEVERLY ENTERPRISES - WASHINGTON, INC.


By:
   ------------------------------------
Name:
     ----------------------------------
Title:
      ---------------------------------
Date:
     ----------------------------------

                                                                       EXHIBIT A

                                   DEFINITIONS

Agreement:                 This letter agreement, as amended, restated,
                           extended, supplemented or otherwise modified in writing from time to time.

Applicable Margin:         The following percentages per annum, based upon the
                           Pricing Ratio (as defined in the Parent Credit
                           Agreement as in effect on the date hereof) as set forth in the most recent certificate delivered by the Parent to the Lender pursuant to Section 5.01(d) of the Parent Credit Agreement (as incorporated by reference pursuant to Section 4 of the Parent
                           Guaranty):

                           Pricing           Applicable Margin for           Applicable Margin for
                           Ratio             Eurodollar Rate Loans           Base Rate Loans
                           -------           ---------------------           ---------------------
                           I                         2.125%                          1.125%
                           II                        2.375%                          1.375%
                           III                       2.625%                          1.625%
                           IV                        2.875%                          1.875%

                           The Applicable Rate in effect on the date hereof shall be determined based upon Pricing Level II.

Base Rate:                 For any day, a fluctuating rate per annum equal to
                           the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Lender as its "prime rate." The Lender's prime rate is a rate set by the Lender based upon various factors including the Lender's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan:            A Loan bearing interest based on the Base Rate.

Breakage Costs:            Any loss, cost or expense incurred by the Lender
                           (including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by the Lender to maintain the relevant Eurodollar Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) as a result of (i) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (ii) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan when all conditions to making such Loan have been met by the Borrower in accordance with the terms hereof) to prepay, borrow, continue or convert any Eurodollar Rate Loan on a date or in the amount notified by the Borrower. The certificate of the Lender as to its costs of funds, losses and expenses incurred shall be conclusive absent manifest error.

Business Day:              Any day other than a Saturday, Sunday, or other day
                           on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York or the state where the Lender's lending office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

Change of Control:         The Parent fails to own 100% of the shares of capital
                           stock of, or other equity interests in, the Borrower.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Collateral:                The "Collateral" as defined in the Mortgage.

Debtor Relief Laws:        The Bankruptcy Code of the United States of America,
                           and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

Default: Any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

Dollar or $:               The lawful currency of the United States of America.


Eurodollar Rate:           For any Interest Period with respect to any
                           Eurodollar Rate Loan, a rate per annum determined pursuant to the following formula:



                           Eurodollar Rate =        Eurodollar Base Rate
                                            ------------------------------------
                                            1.00 - Eurodollar Reserve Percentage


                           Where,


                                    "Eurodollar Base Rate" means, for such
                                    Interest Period:

                                         (a) the rate per annum equal to the
                                    rate determined by the Lender to be the
                                    offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                                         (b) if the rate referenced in the
                                    preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Lender to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                                         (c) if the rates referenced in the
                                    preceding clauses (a) and (b) are not
                                    available, the rate per annum determined by the Lender as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, converted or continued and with a term equivalent to such Interest Period would be offered by the Lender's London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

                                    "Eurodollar Reserve Percentage" means, for
                           any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day applicable to the Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

Eurodollar Rate Loan:      A Loan bearing interest based on the Eurodollar Rate.

Event of Default:          Has the meaning set forth in Paragraph 5.

Federal Funds Rate:        For any day, the rate per annum equal to the weighted
                           average of the rates on overnight Federal funds transactions with members of the Federal Reserve
                           System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day;
                           provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding
                           Business Day as so published on the next succeeding
                           Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal
                           Funds Rate for such day shall be the average rate
                           (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender on such day on such transactions as determined by the Lender.

Interest Period:           For each Eurodollar Rate Loan, (a) initially, the
                           period commencing on the date the Eurodollar Rate
                           Loan is disbursed or converted from a Base Rate Loan and (b) thereafter, the period commencing on the last day of the preceding Interest Period, and, in each case, ending on the earlier of (x) the Maturity Date and (y) one, two, three or six months thereafter, as requested by the Borrower; provided that:

                                         (i) any Interest Period that would
                                    otherwise end on a day that is not a
                                    Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

                                         (ii) any Interest Period which begins
                                    on the last Business Day of a calendar month
                                    (or on a day for which there is no
                                    numerically corresponding day in the
                                    calendar month at the end of such Interest
                                    Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

Loan Documents:            This Agreement, the Parent Guaranty, the Mortgage and
                           the promissory note and fee letter, if any, delivered in connection with this Agreement.

Material Adverse Effect:   (a) A material adverse change in, or a material
                           adverse effect upon, the business, financial position, results of operations or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material adverse change in, or a material adverse effect upon, the business, financial position, results of operations or prospects of the Parent and its Subsidiaries taken as a whole; (c) a material impairment of the ability of the Borrower or the Parent to perform its obligations under any Loan
                           Document; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or the Parent of any Loan
                           Document. The term "Material Adverse Effect" shall not include any reduction or adverse modification of amounts or rates payable to healthcare providers generally pursuant to a federal or state health care program that results from the action or inaction of a federal, state, or local government or agency.

Maturity Date:             June 24, 2004.

Mortgage:                  That certain Deed of Trust, Assignment of Rents and
                           Leases, Fixture Filing and Security Agreement dated as of the date hereof executed by the Borrower in favor of Fidelity National Title Insurance Company of
                           Washington for the benefit of the Lender, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

Parent:                    Beverly Enterprises, Inc., a Delaware corporation.

Parent Credit Agreement:   That certain Amended and Restated Credit Agreement
                           dated as of April 25, 2001 among the Parent, the financial institutions party thereto and Morgan
                           Guaranty Trust Company of New York, as issuing bank and administrative agent.

Parent Guaranty:           That certain Guaranty dated as of the date hereof
                           executed by the Parent in favor of the Lender, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

Person: Any natural person, corporation, limited liability company, trust, joint stock company, association, company, partnership, governmental authority or other entity.

Subsidiary:                With respect to any Person, a corporation,
                           partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.
                           Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" refer to a Subsidiary or Subsidiaries of the Borrower.

                                                                       EXHIBIT B

                             FORM OF PROMISSORY NOTE


$5,000,000                                                     December 24, 2002


         FOR VALUE RECEIVED, the undersigned, BEVERLY ENTERPRISES - WASHINGTON, INC., a California corporation (the "Borrower"), hereby promises to pay to the order of BANK OF AMERICA, N.A. (the "Lender") the principal sum of Five Million Dollars ($5,000,000) or, if less, the aggregate unpaid principal amount of all the Loan made by the Lender to the Borrower pursuant to the letter agreement, dated as of even date herewith (such letter agreement, as it may be amended, restated, extended, supplemented or otherwise modified from time to time, being hereinafter called the "Agreement"), between the Borrower and the Lender, at such times as provided in the Agreement. The Borrower further promises to pay interest on the unpaid principal amount of the Loan evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Agreement.

         The loan account records maintained by the Lender shall at all times be conclusive evidence, absent manifest error, as to the amount of the Loan and payments thereon; provided, however, that any failure to record any payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loan.

         This promissory note is the promissory note referred to in, and is entitled to the benefits of, the Agreement, which Agreement, among other things, contains provisions for acceleration of the maturity of the Loan evidenced hereby upon the happening of certain stated events and also for prepayments on account of principal of the Loan prior to the maturity thereof upon the terms and conditions therein specified.

         Unless otherwise defined herein, terms defined in the Agreement are used herein with their defined meanings therein. This promissory note shall be governed by, and construed in accordance with, the laws of the State of New York.


                                          BEVERLY ENTERPRISES - WASHINGTON, INC.

                                          By
                                            ------------------------------------
                                          Name
                                                --------------------------------
                                          Title
                                                --------------------------------